Exhibit 10.31

Amended and Restated Exclusive License Agreement

This Exclusive License Agreement (the “Agreement”) is entered into as of June 11, 2018 (the “Effective Date”) by and between Aytu BioScience, Inc., a Delaware corporation (“Licensee”), and Magna Pharmaceuticals, Inc. a Kentucky corporation (“Licensor”). Licensor and Licensee may be referred to herein individually as a “Party” or collectively, as the “Parties.”

Recitals

Whereas, Licensor owns or controls certain intellectual property, regulatory approvals documentation, data, and other materials with respect to the Product (as defined below); and

Whereas, Licensee wishes to license such rights in order to further develop and Commercialize the Products (as defined below).

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.       Definitions. The following capitalized terms shall have the subsequent meanings when used in this Agreement.

1.1       “2018 Maintenance Fee” has the meaning assigned to it in the Reimbursement Agreement.

1.2        “Abandoned Patent” has the meaning assigned to it in Section 5.2.

1.3       “Abandoned Trademark” has the meaning assigned to it in Section 5.2.

1.4       “AE” and “SAE” have the meanings assigned to them in Section 4.6.c.

1.5       “Affiliate” means, with respect to either Party, any person, corporation or other business entity which, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such Party. As used in this Section 1.1, “control” means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of at least fifty percent (50%) of the voting securities or by contract relating to voting rights or corporate governance.

1.6       “Agreement” has the meaning assigned to it in the Preamble of this document.

1.7       “Applicable Law” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of Products or the performance of either Party’s obligations, or the exercise of either Party’s rights, under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Product in the Territory and, to the extent relevant, all GCP, GLP or GMP standards or guidelines promulgated by any Regulatory Authorities or the ICH.

1.8       Intentionally omitted.

1.9       “Business Day” means any day other than Saturday, Sunday, or a day that is a federal legal holiday in the U.S.

1.10       “Buyout Payment” has the meaning assigned to it in Section 3.5.

1.11       “Calendar Day” means each of those seven (7) days in the week.

1.12       “Calendar Quarter” means each of those three (3) calendar month periods of each Calendar Year ending March 31, June 30, September 30 and December 31.

1.13       “Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.

1.14       “Claims” has the meaning assigned to it in Section 11.1.

1.15       “Code” has the meaning assigned to it in Section 2.4.

1.16       “Commercialize” or “Commercialization” means all activities that are undertaken after Regulatory Approval of a Product in a particular jurisdiction and that relate to the commercial marketing, sale, and/or distribution of such Product, including but not limited to advertising and/or promotional activities.

1.17       “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts that are consistent with the general standards used by comparable companies in the pharmaceutical industry for commercializing similar pharmaceutical products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory, commercial and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing.

1.18       “Competing Product” means any product or combination(s) of products containing the active pharmaceutical ingredient zolpidem tartrate.

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1.19       “Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party.

1.20       “Controlled” means, with respect to any Patent, Know-How, Regulatory Filing or Regulatory Approval, the possession by a Party of the ability to grant a license or sublicense, or make an assignment or transfer thereof, as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party.

1.21       “Controlling Party” has the meaning assigned to it in Section 6.5.

1.22       “Cover” “Covered” or “Covering” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

1.23       “Delivered Inventory” has the meaning assigned to it in Section 4.2.

1.24       “Develop” “Development” or “Developing” means, with respect to a Product, engaging in preclinical, clinical, and other research or development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining the initial Regulatory Approval of a Product in a particular jurisdiction.

1.25       “DMF” means a drug master file, as provided for in the United States Code of Federal Regulations (“CFR”) at 21 CFR § 314.420 or similar submission to or file maintained with the FDA or other Governmental Authority or Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

1.26       “Effective Date” has the meaning assigned to it in the Preamble of this document.

1.27       “Executive Officers” has the meaning assigned to it in Section 12.

1.28       “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.29       “Field” means any use, application, or purpose, including, without limitation, the treatment, palliation, diagnosis, or prevention of any human or animal disease, disorder or condition related to the treatment of insomnia.

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1.30       “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application) of the CFR, as may be amended from time to time, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) as set forth in the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.31       “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in Title 21, Part 58 of the CFR, (b) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex—OECD principles of GLP), and (c) the Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.32       “GMP” means all applicable Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, Title 21, Parts 210, 211, 601 and 610 of the CFR, (b) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (c) the principles detailed in the ICH Q7A guidelines, (d) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.33       “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the European Union).

1.34       “Hatch-Waxman Act” has the meaning assigned to it in Section 6.2.

1.35       “H-W Suit Notice” has the meaning assigned to it in Section 6.2.

1.36       “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

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1.37       “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any Regulatory Authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. seq., and equivalent foreign regulations.

1.38       “Infringement” has the meaning assigned to it in Section 6.3.

1.39       “Initiation Notice” has the meaning assigned to it in Section 12.

1.40       “July Payment” has the meaning assigned to it in Section 3.1.b.

1.41       “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, records, results and other material, and other drug discovery and development technology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments inventions and other intellectual property (whether or not confidential, proprietary, patented or patentable), provided that Know-How shall not include Patents.

1.42       “Licensee” has the meaning assigned to it in the Preamble of this document.

1.43       “Licensee Indemnitee” has the meaning assigned to it in Section 11.1.

1.44       “Licensee Know-How” means all Know-How coming under the Control of Licensee during the term of this Agreement with respect to its Commercialization of Products in the Territory that is necessary to Develop or Commercialize Products.

1.45       “Licensor” shall have the meaning as set forth in the Preamble of this document.

1.46       “Licensor Approvals” means the Regulatory Approval(s) identified on Schedule 2.2 and all associated Regulatory Approvals and Regulatory Filings in the U.S.

1.47       “Licensor Indemnitees” has the meaning assigned to it in Section 11.2.

1.48       “Licensor Know-How” means all Know-How owned or Controlled by Licensor or its Affiliates as of the Effective Date or during the term of the Agreement relating to the discovery, research, Development, testing, manufacture, or Commercialization of Product.

1.49       “Licensor Patents” means (a) those Patents and Patent applications previously provided to Licensee by Licensor (the “Initial Licensor Patents”); (b) any other Patents owned, controlled, or licensed by Licensor or any Affiliate thereof Covering any of the subject matter described in or Covered by the Initial Licensor Patents; (c) any divisionals, continuations, continuations-in-part, conversion, extensions, term restorations, registrations, re-instatements, amendments, reissuances, corrections, substitutions, re-examinations, registrations, revalidations, supplementary protection certificates, renewals, and foreign counterparts of the Initial Licensor Patents, and any other Patents owned, controlled, or licensed by Licensor claiming priority to any of the foregoing or any of the Patents referenced in clause (a) or (b) above; and (d) all patents issuing from any of the Patents mentioned in clause (a), (b), or (c) above and any foreign counterparts of any such Patents.

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1.50       “Licensor Technology” means the Licensor Know-How and the Licensor Patents.

1.51       “Licensor Trademarks” means the trademarks set forth on Schedule 1.32 attached hereto.

1.52       “Losses” has the meaning assigned to it in Section 11.1.

1.53       “Louisville Product Supply” has the meaning assigned to it in Section 4.2.

1.54       “NDA” means a new drug application (as defined in Title 21 of the CFR, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell the Product for human therapeutic use in the United States (including a new drug application submitted under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act).

1.55       “Net Sales” means gross amounts invoiced or otherwise received for Licensee’s, its Affiliates’, and Sublicensees’ sales of Products, less the sum of the following, to the extent related to the sale of such Products: (1) discounts in amounts reasonable or customary in the trade, including but not limited to trade, cash, consumer, and quantity discounts, and credits, price adjustments or allowances for damaged Products, returns, defects, recalls or rejections of Products or retroactive price reductions; (2) reasonable rebates, coupons, vouchers, credits, and chargeback payments granted to patients, federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers, under programs available under or required by Applicable Law, or reasonably entered into to sustain and/or increase market share for Products; (3) sales, value added, use, excise, and similar taxes; (4) amounts allowed or credited on returns for defective, damaged, expired, or otherwise unuseable or unsaleable Products; (5) freight, shipping, handling, and insurance charges; (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Products into or out of any country; (7) distribution commissions/fees (including fees related to services provided pursuant to distribution service agreements with wholesalers) payable to any Third Party providing distribution services with respect to Products; and (8) amounts repaid or credited or provisions made for uncollectible amounts. Such amounts shall be determined from the books and records of Licensee, its Affiliates, and Sublicensees maintained in accordance with such reasonable accounting principles as may be consistently applied by Licensee, its Affiliates, and Sublicensees.

Products are considered “sold” when billed out or invoiced or, in the event such Products are not billed out or invoiced, when the consideration for sale of the Products is received. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products used by Licensee, its Affiliates, or Sublicensees for their internal use, (ii) the distribution of reasonable quantities of promotional samples of Products, (iii) Products provided for clinical trials or research, development, or evaluation purposes, or (iv) Products provided by or on behalf of Licensee, an Affiliate or a Sublicensee to Licensee, an Affiliate or a Sublicensee for purposes of resale, provided such resale is subject to or triggers payments due Licensor under Section 3.2 of this Agreement.

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1.56       “Party” or “Parties” shall have the meaning as set forth in the Preamble of this document.

1.57       “Patent(s)” means any granted patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.

1.58       “Patent Term Extensions” has the meaning assigned to it in Section 5.3.

1.59       “Pricing Approval” means any pricing and reimbursement approvals that must be obtained before placing a Product on the market for sale in a particular jurisdiction.

1.60       “Prior Fees” has the meaning assigned to it in Section 4.3.c.

1.61       “Proceedings” has the meaning assigned to it in Section 9.2.d.

1.62       “Product” means any and all products containing or constituting zolpidem tartrate oral spray (i) that incorporate or are otherwise made, discovered, developed, conceived and/or reduced to practice as a direct result of use of the Licensor Know-How; or (ii) the manufacture, use, sale, offer for sale or importation of which would, absent the license granted to the Licensee hereunder, infringe one or more Valid Claims included in the Licensor Patents.

1.63       “Product Problems” has the meaning assigned to it in Section 4.6.c.

1.64       “Product Supply” has the meaning assigned to it in Section 4.2.

1.65       “Qualified Sublicense” has the meaning assigned to it in Section 9.4.c.

1.66       “Rechon” means Rechon Life Science AB.

1.67       “Rechon Agreement” means that certain Manufacturing Agreement made and entered into on October 14, 2015 between Rechon and Licensor related to the manufacture of the Product.

1.68       Intentionally omitted.

1.69       “Rechon Product Supply” has the meaning assigned to it in Section 4.2.

1.70       “Rechon Purchase Orders” has the meaning assigned to it in Section 3.8.

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1.71       “Regulatory Approval” means any and all approvals (including supplements, amendments, and pre- and post-approvals), licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or, in Licensee’s reasonable judgment, sale of a Product for human therapeutic use in a particular jurisdiction, including Pricing Approvals. After the Transfer Date, the term “Regulatory Approvals” shall include the Licensor Approvals.

1.72       “Regulatory Authority” means any Governmental Authority with responsibility for granting any licenses or approvals necessary for the marketing and sale of pharmaceutical or biological products in a particular jurisdiction, including the FDA with respect to the United States, and where applicable any ethics committee or any equivalent review board.

1.73       “Regulatory Documents” has the meaning assigned to it in Section 4.1.

1.74       “Regulatory Filing” means, with respect to the United States, an NDA, IND, any foreign counterparts or equivalents of any of the foregoing, any DMFs, and any other filings or submissions required by or provided to Regulatory Authorities relating to the manufacture, Development or Commercialization of any Product, including any supporting documentation, data, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

1.75       “Reimbursement Agreement” has the meaning assigned to it in Section 3.8.

1.76       “Return Date” has the meaning assigned to it in Section 9.4.a.

1.77       “Reporting Requirements” has the meaning assigned to it in Section 4.6.a.

1.78       “Royalty Term” has the meaning assigned to it in Section 3.6.

1.79       “Secondary Party” has the meaning assigned to it in Section 6.5.

1.80       “Sublicense” shall mean a sublicense under the rights granted to Licensee hereunder to Develop, make, have made, use, sell, have sold, offer for sale, promote, market or import any Product.

1.81       “Sublicensee” means a Third Party that has been granted a sublicense to any of the rights granted to Licensee and its Affiliates under this Agreement.

1.82       “Suda Agreement” means that certain Zolpimist License Agreement having an effective date of November 3, 2017 between Suda Ltd. and Licensor.

1.83       “Suda Assignment” has the meaning assigned to it in Section 13.

1.84       “Suda Payment” has the meaning assigned to it in Section 13.

1.85       “Term” has the meaning assigned to it in Section 9.1.

1.86       “Termination Date” has the meaning assigned to it in Section 9.4.b.

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1.87       “Territory” means the United States and Canada.

1.88       “Third Party” means any entity other than (a) Licensor, (b) Licensee, or (c) any Affiliate of either Party.

1.89       “Transfer Date” has the meaning assigned to it in Section 4.3.

1.90       “Transition Quantities” has the meaning assigned to it in Section 4.4.a.

1.91       “United States” or “U.S.” means the United States of America and its territories and protectorates.

1.92       “Valid Claim” means a claim of an issued and unexpired patent or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, provided that if a particular claim has not issued within five (5) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued Patent, notwithstanding the foregoing definition.

2.       Licenses; Regulatory Approvals.

2.1       License Grant.

a.       Licensor hereby grants to Licensee (i) an exclusive license, with the right to sublicense as set forth in Section 2.3, to the Licensor Technology and until such time as all Licensor Approvals are assigned to Licensee, to the Licensor Approvals to Develop, Commercialize, make, have made, use, sell, have sold, offer for sale, promote, market or import Products in the Field and in the Territory, and (ii) a nonexclusive license, with the right to sublicense as set forth in Section 2.3, to the Licensor Technology and, until such time as all Licensor Approvals are assigned to Licensee, to the Licensor Approvals, including a right of reference with respect to the Licensor Approvals, solely for the purpose of manufacturing the Products outside the Territory for the sole purposes of making, having made, using, selling, or offering for sale the Products in the Territory.

b.       To the extent Licensor or any Affiliate has the right to grant such rights to Licensee, Licensor hereby grants to Licensee an exclusive right of reference (with the right to sublicense as set forth in Section 2.3) to any Regulatory Approvals or Regulatory Filings outside the Territory for the purposes of obtaining and maintaining Regulatory Approvals in the Territory or exercising the rights granted under Section 2.1.a.(ii), and Licensor shall use Commercially Reasonable Efforts, at no cost to Licensor, to obtain such rights with respect to any Regulatory Approvals or Regulatory Filings following the Effective Date.

2.2       Licensor Trademarks. Licensor hereby assigns to Licensee all right, title and interest in and to the Licensor Trademarks, together with all goodwill of Licensor associated with, and symbolized by, the Licensor Trademarks, including all applications, registrations, issuances, extensions and renewals of the Licensor Trademarks. The foregoing assignment of the Licensor Trademarks does not include Licensor’s rights to the trademark ZOLPIMIST outside of the Territory. At any time and from time to time after the date hereof, Licensor shall, at the request of Licensee, promptly execute and deliver such other instruments of sale, transfer, conveyance, assignment, assumption and confirmation, and take such other action as Licensee may reasonably request to carry out the purpose and intent of the foregoing assignment and to transfer, convey, assign and deliver to Licensee the title in and to the Licensor Trademarks.

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2.3       Sublicensing. Licensee shall, through multiple tiers, have the right to sublicense the rights granted to it under Section 2.1 to its Affiliates and Third Parties. No Sublicense shall convey any ownership interest in the rights conveyed to Licensee, nor diminish, reduce or eliminate any of Licensee’s obligations or Licensor’s rights under this Agreement, and such Sublicense shall not impose any additional obligations on Licensor in excess of those set forth in this Agreement. Each such Sublicense shall be in writing and contain terms and conditions that are (i) not inconsistent with the terms of this Agreement applicable to the Sublicense and (ii) reasonably sufficient to enable Licensee to comply with the terms of this Agreement.

2.4       Bankruptcy. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code. The foregoing provisions of this Section 2.3 are without prejudice to any rights a Party may have arising under the Code.

3.       Financial Terms.

3.1       Initial Compensation.

a.       Upon the execution of this Agreement, the Licensee shall pay Licensor a licensee fee in the amount of Four Hundred Thousand Dollars ($400,000).

b.       If, on or before June 30, 2018, Licensor has (i) requested the removal of all Product from wholesaler distribution channels in the U.S. (as requested and reasonably determined by Licensee) and (ii) used its Commercially Reasonable Efforts to assist wholesalers and allow Licensee to assist to have such Product removed, then an additional license fee shall become due to Licensor in the amount of Three Hundred Thousand Dollars ($300,000) (“July Payment”), provided, however, that such fee shall not become payable until after July 1, 2018, but shall be paid in full prior to July 31, 2018. The failure of wholesalers to physically remove all Product from their distribution channels shall not relieve Licensee of its obligation to timely pay the July Payment to Licensor so long as Licensor has exercised Commercially Reasonable Efforts to assist wholesalers to remove such Product from the wholesaler distribution channels.

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3.2       Royalty Payments. During the periods set forth below in this Section 3.2, Licensee shall pay to Licensor the following royalty payments:

a.       twenty percent (20%) of Net Sales during the period commencing on the Effective Date and continuing through May 31, 2020;

b.       fifteen percent (15%) of Net Sales during the period commencing on June 1, 2020 and continuing through May 31, 2022; and

c.       ten percent (10%) of Net Sales during the period commencing on June 1, 2022 and continuing through May 31, 2025.

3.3       Intentionally Omitted.

3.4       Compulsory Licenses. Should a compulsory license be granted, or be the subject of a possible grant, to a Third Party under the Applicable Laws of any country in the Territory under the Licensor Patents, the Party receiving notice thereof or otherwise becoming aware thereof shall promptly notify the other Party thereof, including any material information concerning such compulsory license, and the total amount payable under this Section 3 with respect to sales of Products in such country will be adjusted to match any lower amount such Third Party may be allowed to pay with respect to the sales of such Products in such country, with such lower amount subject to further adjustments pursuant to Section 3.3 above.

3.5       Royalty Buyout. Licensee may at any time terminate its obligation to pay royalties pursuant to Section 3.2 by paying Licensor a payment in an amount equal to the different between Four Million Six Hundred Thousand Dollars ($4,600,000) and the amount of royalties paid by Licensee to Licensor under this Agreement at the time such payment is made (the “Buyout Payment”).

3.6       Royalty Term. Subject to any earlier termination of this Agreement, amounts due under Section 3.2 shall only be payable until the first to occur of the following (i) the date Licensee pays to Licensor the Buyout Payment, (ii) the date seven (7) years from the Effective Date or (iii) the date the aggregate royalty payments paid by Licensee hereunder equal Four Million Six Hundred Thousand Dollars ($4,600,000) (the period from the Effective Date until such date, the “Royalty Term”). Upon expiration of the Royalty Term, (i) all licenses granted hereunder shall become perpetual, unrestricted, irrevocable, fully-paid and royalty-free, and (ii) Licensor shall assign to Licensee all of its right, title and interest in and to the Licensor Patents. Licensor shall take all actions reasonably requested by Licensee to effectuate and evidence such assignment, including the execution of assignment agreements, in a form reasonably acceptable to Licensor, to be filed with the applicable Governmental Authorities.

3.7       Payments and Payment Reports. Except as otherwise provided in this Section 3, all royalties due under Section 3.2 shall be paid within forty-five (45) Calendar Days of the end of the Calendar Quarter during which the applicable Net Sales occur. Each royalty payment shall be accompanied by a statement stating (as applicable) the aggregate Net Sales and the respective royalty due for such Calendar Quarter.

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3.8       Product Supply and Delivered Inventory Payment. In consideration for the Delivered Inventory and Product Supply (each as defined below) delivered to Licensee pursuant to Section 4.2 Licensee shall pay Licensor (i) Fifty Thousand Dollars ($50,000) upon execution of this Agreement and (ii) Fifty Thousand Dollars ($50,000) on or before July 31, 2018. On or before the Effective Date, Licensor shall have submitted to Rechon Purchase Order number 409-634 for the purchase of 5,000 units of Product and Purchase Order number 409-633 for the purchase of 30,000 units of Product (“Rechon Purchase Orders”) subject to a Payment and Reimbursement Agreement by and between Licensor and Licensee, as agreed to and acknowledged by Rechon, dated as of May 29, 2018 (“Reimbursement Agreement”), and shall have paid the 2017 Maintenance Fee (as defined in the Reimbursement Agreement) by wire transfer. In addition to the payments for Delivered Inventory and Product Supply, Licensee shall reimburse Licensor Fifty Thousand Dollars ($50,000) pursuant to the Reimbursement Agreement, and shall further reimburse Licensor Twleve Thousand Thirty Two Dollars ($12,032.00) wired by Licensor to Rechon on May 9, 2018 for Schott vials. In accordance with the Reimbursement Agreement, within ten (10) Calendar Days of the Effective Date, (i) Licensor shall pay Rechon an amount equal to Twenty Thousand Eighty Hundred Thirty Three Dollars and 33/100 ($20,833.33), for its portion of the 2018 Maitenance Fee; and (ii) Licensee shall pay Rechon an amount equal to Twenty Nine Thousand One Hundred Sixty Six Dollars and 67/100 ($29,166.67) for its portion of the 2018 Maintenance Fee. The Parties agree that the 2018 Maintenance Fee payment shall be made by wire transfer to a bank account designated by Rechon. Licensee agrees that it shall assume all obligations and liabilities of Licensor under the Rechon Agreement and the Rechon Purchase Orders. Notwithstanding anything to the contrary herein, the failure to obtain Rechon’s consent to assignment of the Rechon Agreement or Rechon Purchase Orders shall not impair or otherwise diminish Licensor’s rights herein and Rechon’s consent to assignment shall not be a condition precedent to any payment due to Licensor. Licensee agrees that it shall accept the Product manufactured by Rechon pursuant to the Rechon Purchase Orders even if it is packaged under Licensor’s labeling or labeler codes. All payments to Licensor under this Section 3.8 shall not be considered royalty payments.

3.9       Payment Method. All payments due under this Agreement to Licensor shall be made by bank wire transfer in immediately available funds to an account designated by Licensor in writing. All payments hereunder shall be made in the legal currency of the United States.

3.10       Taxes. In the event any tax or similar amount is paid or required to be withheld by Licensee or any Affiliate thereof for the benefit of Licensor on account of any royalties or other payments payable to Licensor under this Agreement, the corresponding amounts payable to Licensor shall be reduced by the amount of taxes or similar amounts deducted and withheld, and Licensee shall pay the amounts of such taxes or similar amounts to the proper Governmental Authority in a timely manner and promptly transmit to Licensor an official tax certificate or other evidence of such tax or other obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Licensor to claim such payment of taxes or similar amounts. Any such withholding taxes or similar amounts required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Licensor. Licensee will provide Licensor with, at Licensor’s expense, reasonable assistance to enable Licensor to recover such taxes or amounts otherwise withheld as permitted by law.

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3.11       Foreign Exchange. With respect to Net Sales invoiced in a currency other than United States dollars, such Net Sales will be converted into the United States dollar equivalent using the average conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) during the applicable Calendar Quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.

3.12       Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, payments under this Agreement arising from activities in that country for which Licensee or an Affiliate thereof does not receive payment in United States’ currency, freely useable outside of such country, shall, notwithstanding anything to the contrary, be paid to Licensor in the country in local currency by deposit in a local bank designated by Licensee, unless the Parties otherwise mutually agree in writing.

3.13       Interest. If Licensee fails to make any payment when due to Licensor under this Agreement, then interest shall accrue on the balance due on a daily basis at a rate equal to eight percent (8%) per annum, or at the maximum rate permitted by applicable law, whichever is the lower, until Licensee meets the full financial obligation due.

3.14       Records; Audits. Licensee shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this Agreement; such records must be kept for a minimum of three (3) years following the Calendar Year to which such records pertain. At the request (and expense) of Licensor, Licensee shall permit Licensor to engage an independent certified public accounting firm reasonably acceptable to Licensee, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to Licensor’s request, the correctness or completeness of any royalty report or payment made under this Agreement. Licensor shall promptly provide a copy of the results of any such audit or examination to Licensee. Licensor shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding five percent (5%) of the amount actually due hereunder with respect to any particular Calendar Year, in which case Licensee shall bear the reasonable, documented cost of the performance of such audit or examination. Licensee shall promptly pay to Licensor the amount of any underpayment of royalties revealed by such an examination and review. Any overpayment by Licensee of royalties or any other amount paid to Licensor revealed by an examination and review shall, in Licensee’s sole discretion, (i) be fully-creditable against future payments under this Agreement or (ii) refunded to Licensee within thirty (30) Calendar Days of its request.

4.       Technology Transfer; Commercial Transition; Related Matters.

4.1       Technology/Regulatory Transfer. Upon execution of this Agreement, Licensor shall transfer to Licensee, at no additional cost, all Licensor Know-How, which shall include but not be limited to all clinical data, trade secrets, human safety data, and other regulatory data related to the Products in its possession. Licensor shall, at Licensor’s cost, take any and all actions reasonably requested by Licensee to effect the purposes of the foregoing as promptly as practicable following the execution of this Agreement. Such actions shall include providing Licensee with:

a.       copies of all Regulatory Filings;

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b.       any communications with Governmental Authorities or Regulatory Authorities, and the minutes of any meetings with Governmental Authorities or Regulatory Authorities, relating to any Product;

c.       DMFs and any trial, drug, device, or other master files relating to any Product, including copies of all case report forms;

d.       copies of all adverse event reports relating to any Product;

e.       the data, files and results of any chemistry, manufacturing, or control-related activities regarding any Product;

f.       current market research, training, marketing, sales and medical information materials; and

g.       all other information that Licensee may reasonably request that may be useful to Licensee for the manufacturing of Products, obtaining or maintaining Regulatory Approvals or Commercialization of Products (the documents listed in subsections 4.1.a. through 4.1.g. shall be referred to herein as the “Regulatory Documents”).

From the Transfer Date to the earlier of the Return Date or Termination Date, Licensee shall, and Licensee shall cause its Affiliates and/or Sublicensees to produce, maintain and retain all Regulatory Documents. In the event of termination under Sections 9.2 or 9.3, Licensee and Licensor shall, subject to the continued rights to any Regulatory Approvals in the Territory by any Sublicensee whose rights by Sublicense survive termination of this Agreement in accordance with Section 9.4.c., within ten (10) Business Days of the termination of this Agreement pursuant to Section 9.2 or 9.3, make such filings with the FDA as are necessary to transfer Regulatory Approvals in the Territory owned by Licensee or any Affiliate thereof back to Licensor, and Licensee shall provide Licensor copies of all Regulatory Documents.

4.2       Product Inventory Transfer. Licensor hereby assigns, transfers, and conveys to Licensee, as of the Effective Date, all of Licensor’s right, title, and interest in and to the Product inventory described on Schedule 4.2 (“Delivered Inventory”) and unfinished materials and components described on Schedule 4.2 (the “Louisville Product Supply” and “Rechon Product Supply” as identified on Schedule 4.2; collectively, with the Delivered Inventory, “Product Supply”). Within twenty (20) Calendar Days of the Effective Date, Licensor will deliver to Licensee the Delivered Inventory and Louisville Product Supply F.O.B. at Licensor’s Louisville warehouse. Licensor will assist Licensee in the transfer and assignment to Licensee of Rechon Product Supply located at Rechon. Licensor will deliver to Licensee all material information in Licensor’s possession and control as of the Effective Date regarding the Delivered Inventory. Licensor represents and warrants that, to its knowledge, the Delivered Inventory (including all packaging and labeling) (i) conforms to applicable specifications and any requirements in Regulatory Approvals, (ii) was manufactured, packaged, tested, labeled and released in accordance with Applicable Laws, GMP and Regulatory Approvals and (iii) will not at the time of delivery be adulterated or misbranded or otherwise defective within the meaning of Applicable Laws.

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4.3       Transfer of Regulatory Approvals.

a.       Provided Licensee is not then in default under the terms of this Agreement, Licensor shall transfer and assign, and hereby assigns, to Licensee all of Licensor’s right, title and interest in and to all Licensor Approvals within three (3) Business Days following the earlier of (a) receipt of notice from Suda, or other knowledge of Licensor, that an application for Regulatory Approval (or similar regulatory documentation) has been accepted by the appropriate Chinese regulatory or governmental authorities for the authorization of a clinical trial with Product in the People’s Republic of China, or (b) December 31, 2018 (the “Transfer Date”). Licensor and Licensee shall file the Licensor FDA Letter and the Licensee FDA Letter with the FDA within three (3) Business Days after the Transfer Date. Transfer of title to the Regulatory Approvals for the Products in the U.S. will be effective as of the Transfer Date. In addition to the filing of the Licensor FDA Letter and the Licensee FDA Letter, following the Transfer Date, each Party shall, at the reasonable request of the other Party, promptly make any further filings and take any actions reasonably in connection with the transfer of Licensor Approvals to Licensee, including, without limitation, filing with the FDA any other notices, assignments, documents and/or other materials required by Applicable Laws, and change of labeler codes as required under 21 C.F.R. § 201, et seq. During the Term, Licensee shall not sell, transfer, assign or otherwise encumber the Regulatory Approvals, the Licensor Know-How, the Licensee Know-How or the Licensor Trademarks, except in accordance with Section 14.2. Any sale, transfer, assignment or other encumbrance in violation of this Section 4.3.a. shall be null and void.

b.       The Parties shall provide each other with reasonable assistance in connection with the preparation, review and filings of all Regulatory Filings with the relevant Regulatory Authorities and communications therewith for the purposes of obtaining the Regulatory Approvals in the Territory as provided for in this Section 4.3.

c.       Licensee shall assume and have responsibility for any fee or charge associated with the Product assessed by the FDA after the Effective Date including fees and charges authorized pursuant to the Prescription Drug User Fee Act, and any reauthorization thereto, including without limitation, the Food and Drug Administration Safety and Innovation Act, or such other fees which shall include all establishment, user and product or application fee assessed under 21 U.S.C.S. § 379h. Licensor shall retain full responsibility and liability for all fees or charges billed or invoiced to Licensor by the FDA on or prior to the Effective Date (“Prior Fees”). Licensee may, in its sole discretion, pay Prior Fees. In the event Licensee pays any Prior Fees, Licensee shall have the right to setoff such payments against amounts due hereunder until the amount of such setoff equals the amount of such payments. Such setoff amounts shall be deemed payments made to Licensor hereunder.

4.4       Commercialization Transition.

a.       Within twenty (20) Calendar Days following the Effective Date, Licensor shall request that all wholesalers remove and use its Commercially Reasonable Efforts to assist wholesalers to remove or have removed from all distribution channels in the U.S. all Products labeled with Licensor’s national drug codes (excluding Transition Quantities). “Transition Quantities” means a quantity of Product to be identified in writing by Licensee that will remain in the distribution channels in the U.S.

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b.       Licensor shall remain responsible for all payments, cost reimbursements, discounts, rebates, refunds, chargeback claims and related fees with respect to any Products labeled with Licensor’s national drug codes (excluding Transition Quantities, Delivered Inventory and any Product purchased under the Rechon Purchase Orders). Notwithstanding anything to the contrary herein, in no event shall Licensee be liable in any manner for any audit, dispute, underpayment, act, error or omission with regard to such payments, cost reimbursements, discounts, rebates, refunds, chargeback claims or related fees.

c.       Licensee shall not manufacture, use, Develop, promote, sell, distribute, or otherwise Commercialize any Product using the Licensor’s national drug code except for Transition Quantities, Delivered Inventory and any Product purchased under the Rechon Purchase Orders.

4.5       Diligence.

a.       Licensee shall, during the Term, use Commercially Reasonable Efforts, to Develop and Commercialize the Product in the U.S. From the Effective Date to the Transfer Date, Licensee will provide Licensor’s counsel (currently William A. Garvin, Buchanan Ingersoll & Rooney, PC and his colleagues, but in the even Licensor changes counsel, the appropriate counsel for Licensor at that time) a reasonable opportunity to review and comment on any of Licensee’s marketing or promotional material related to Products for the sole purpose of ensuring compliance with the requirements of the FDA Office of Prescription Drug Promotion, and all other Applicable Laws.

b.       Licensee shall, during the Term, use Commercially Reasonable Efforts to Develop and Commercialize the Product in Canada. Notwithstanding anything to the contrary herein, in the event Licensee materially breaches this Section 4.5.b., and such breach is not cured within ninety (90) Calendar Days’ of Licensee’s receipt from Licensor of notice of such breach, Licensor shall, as its sole and exclusive remedy for such breach, have the right to amend the definition of Territory to remove Canada.

c.       The Parties agree that the efforts of Licensee’s Affiliates, Sublicensees, and contractors or consultants of Licensee, its Affiliates, or Sublicensees shall constitute the efforts of Licensee for purposes of satisfying Licensee’s obligations under this Section 4.5.

4.6       Licensor and Licensee Regulatory Requirements. From the Effective Date until the Transfer Date:

a.       Licensor shall (x) timely comply in all material respects with all reporting requirements with the FDA, including but not limited to those required under 21 C.F.R. §§ 310, 314, et seq. (“Reporting Requirements”) and (y) take all other steps and measures necessary to ensure that the Licensor Approvals remain in full force and effect;

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b.       Licensor shall (i) promptly inform Licensee of all material communications with any Governmental Authorities in the U.S. concerning any Product, (ii) provide Licensee copies of proposed material submissions to any Governmental Authorities in the U.S. concerning the Licensed Product reasonably in advance of their submission to Governmental Authority, and (iii) not submit any information or materials to any Governmental Authority in the U.S. without Licensee’s prior written approval. Licensor will not respond substantively to any material communication with a particular Governmental Authority in the U.S. or otherwise make any submissions to a Governmental Authority in the U.S. concerning, in either case, a Product, without Licensee’s prior written consent. Licensor shall enable an employee or other designee of Licensee to attend, if and as requested by Licensee, lead all formal in person, telephonic, video, or other electronic meetings with any Governmental Authority in the U.S. regarding any Product; and

c.       Licensee shall use Commercially Reasonable Efforts to promptly provide all information coming into its possession that is necessary to enable Licensor to comply with its obligations under clause a(x) above. In addition, Licensee shall (i) promptly inform Licensor of all material communications Licensee may have with any Governmental Authorities in the U.S. concerning any Product, (ii) provide Licensor copies of any material submissions being proposed by Licensee to be made to any Governmental Authorities in the U.S. concerning the Licensed Product reasonably in advance of their submission to Governmental Authority, and (iii) not submit any information or materials to any Governmental Authority in the U.S. without Licensor’s prior written approval. Licensee will not respond substantively to any material communication with a particular Governmental Authority in the U.S. or otherwise make any submissions to a Governmental Authority in the U.S. concerning, in either case, a Product, without Licensee’s prior written consent.

From the Transfer Date to the earlier of the Return Date or Termination Date, Licensee shall timely comply in all material respects with all Reporting Requirements and take all other steps and measures necessary to ensure that the Licensor Approvals remain in full force and effect. In addition thereto, Licensee shall provide Licensor copies of annual reports to any Governmental Authorities in the U.S. concerning the Licensed Product promptly after their submission to Governmental Authority. Each Party shall, to the extent it becomes aware of any of the following, notify the other Party in writing, and on such timing is necessary to enable compliance with Applicable Laws in the territory, of any reported adverse event with respect to any Product (“AE”), serious adverse event with respect to any Product (“SAE”), Product problems and Product use errors (“Product Problems”) and shall, during such period as a Party is a holder of title to any Regulatory Approvals in the Territory, otherwise ensure timely reporting of any AE, SAE or Product Problems with the FDA in material compliance with applicable Reporting Requirements.

5.       Patent and Trademark Prosecution and Maintenance.

5.1       Prosecution and Maintenance by Licensee. Except as provided in Section 5.2 below, Licensee shall assume and have primary responsibility for the filing, prosecution, and maintenance of the Licensor Patents and Licensor Trademarks and, subject to Section 5.2, Licensee will be responsible for all reasonable costs and expenses it incurs with respect its filing, prosecution, and maintenance of the Licensor Patents and Licensor Trademarks. Licensee will, to the extent reasonably practicable, provide Licensor a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to the Licensor Patents and Licensor Trademarks, provided that all decisions with respect to the filing, prosecution, and maintenance of the Licensor Patents and Licensor Trademarks under this Section 5.1 shall be made by Licensee in its sole reasonable discretion. Licensee shall not abandon prosecution or maintenance of any Licensor Patent or Licensor Trademark without first notifying Licensor in a reasonably timely manner of Licensee’s intention and reason therefor, and providing Licensor with reasonable opportunity to assume responsibility for prosecution and maintenance of such Licensor Patent or Licensor Trademarks as set forth in Section 5.2.

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5.2       Abandonment by Licensee; Prosecution and maintenance by Licensor. If Licensee provides Licensor with written notification that it will no longer support or pursue the filing, prosecution, or maintenance of a specified Licensor Patent (an “Abandoned Patent”) or Licensor Trademarks (an “Abandoned Trademark”) in a particular country, then (a) Licensee’s responsibility for such filing, prosecution, or maintenance of the Abandoned Patent or Abandoned Trademark in such country, and the fees and costs related thereto, will terminate on the earlier of (x) the date sixty (60) Calendar Days after Licensor’s receipt of such written notice from Licensee or (y) Licensor’s assumption of the filing, prosecution and maintenance of such Abandoned Patent or Abandoned Trademark in such country, and (b) the specified Abandoned Patent or Abandoned Trademark shall no longer be deemed a Licensor Patent or Licensor Trademark hereunder and in the case of an Abandoned Trademark, the respective Licensor Trademark shall be assigned by Licensee to Licensor. For clarity, following the earlier of clause (x) or (y) in the preceding sentence with respect to a particular Licensor Patent or Licensor Trademark in a particular country, Licensor shall not have any obligation to Licensee under this Agreement with respect to such Licensor Patent or Licensor Trademark in such country. Notwithstanding anything contained in Sections 5.1 or 5.2 to the contrary, Licensee shall not abandon prosecution or maintenance of any Licensor Patent or Licensor Trademark if such abandoment will result in a breach of the Suda Agreement. Licensee acknolwedges and agrees that compliacne with the terms of the Suda Agreement are its sole responsibility, and Licensor shall have no obligations to Licensee or Suda under the terms of the Suda Agreement.

5.3       Patent Term Extensions. Licensee shall promptly notify Licensor of the issuance of each Regulatory Approval and, where reasonably and legally possible and reasonably useful or materially valuable in the Commercialization of Products, use Commercially Reasonable Efforts to apply (or cause its Affiliates or Sublicensee(s) to apply) for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws (collectively, “Patent Term Extensions”) in the relevant country(ies) of the Territory. Licensor shall, if and as requested by Licensee, (a) use Commercially Reasonable Efforts to, assist Licensee, its Affiliates, and Sublicensees in obtaining all available Patent Term Extensions and (b) take all actions necessary to obtain all Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable.

5.4       Intentionally Omitted

6.        Patent Infringement.

6.1       Notice. If either Party becomes aware of any actual, potential, or alleged infringement of any of the rights to Licensor Patents or Licensor Trademarks granted to Licensee under this Agreement with respect to Products, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged infringement.

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6.2       Hatch-Waxman Act Litigation. Notwithstanding anything herein to the contrary, should a Party receive (a) a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (the “Hatch-Waxman Act”), including any notice under 21 U.S.C. § 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or a similar notice with respect to, in either case, any Product, or (b) any reasonable equivalent in a country in the Territory other than the U.S., then such Party shall immediately (and in any event no later than within five (5) Business Days after such receipt) provide the other Party with a copy of such certification or notice. The Party with the right to bring suit under the Hatch-Waxman Act or reasonable equivalent in any country outside the United States, as applicable, on account of such certification or notice shall have fifteen (15) Calendar Days from the date on which it receives a copy of the application for which Regulatory Approval is sought, but in no event later than thirty-five (35) Calendar Days from the date of receipt of the certification or notice, to provide written notice to the other Party (“H-W Suit Notice”) stating whether it will bring suit, at its expense, within a forty-five (45) Calendar Day period from the date of such certification or notice, including any patent infringement suit (or other applicable time limit for bringing such suit). Should the period referred to in the prior sentence for delivering an H-W Suit Notice expire without the applicable Party providing such H-W Suit Notice, then the other Party shall be free immediately to bring suit in the name of the Party that did not give the H-W Suit Notice. Notwithstanding the foregoing, (I) no Party shall take any action in the course of exercising its rights under this Section 6.2 that (x) admits fault or wrongdoing, or incurs liability, on the part of the other Party or (y) materially limits the scope, validity, or enforceability of any of the Licensor Patents in the Territory without, in either case, the prior written consent of the other Party and (II) if Licensor is the party bringing the suit hereunder, Licensor shall not take any action in the course of exercising its rights under this Section 6.2 that would reasonably be expected to materially adversely affect the ability of Licensee to manufacture, Develop or Commercialize Products without Licensee’s prior written consent.

6.3       Infringement. To comply with the Suda Agreement, with respect to any actual, potential, or alleged infringement of the rights to Licensor Patents or Licensor Trademarks (an “Infringement”), Licensee shall initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to such Infringement. In any such litigation brought by Licensee, Licensee shall have the right to use and sue in Licensor’s name and join Licensor as a party to such litigation, and Licensor shall cooperate reasonably, as requested by Licensee and at Licensee’s expense (which expense shall be reasonable). If, within one hundred thirty five (135) Calendar Days of the notice in Section 6.1, Licensee shall, (a) have been unsuccessful in persuading the actual, potential, or alleged infringer to desist, (b) shall not have brought and shall not be diligently prosecuting an infringement action with respect to such Infringement, or (c) has not entered into settlement discussions with respect to such Infringement, or if Licensee notifies Licensor that it has decided not to undertake any of the foregoing against any such alleged, potential, or actual infringer, then Licensor shall have the right, but not the obligation, to bring suit to enforce such Licensor Patents or Licensor Trademarks against such actual, alleged, or potential infringer at its own expense, unless Licensee has provided Licensor with a strategic rationale for not taking action to terminate such Infringement. In any such litigation brought by Licensor, Licensor shall have the right to use and sue in Licensee’s name and join Licensee as a party to such litigation, and Licensee shall cooperate reasonably, as requested by Licensor and at Licensor’s expense (which expense shall be reasonable). The Parties’ rights and obligations under this Section 6.3 shall be subject to, and shall not be construed to limit or adversely affect, the Parties’ rights and obligations under Section 6.2. Notwithstanding the foregoing, Licensee shall not take any action that would result in a breach of the Suda Agreement. For the avoidance of doubt, Licensor shall have no obligations under this Section 6. 2 to bring suit to enforce such Licensor Patents or Licensor Trademarks even if failure to do so would cause Licensee to be in breach of the Suda Agreement.

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6.4       Infringement of Third Party Rights. In the event that a claim of infringement of a Third Party’s Patents is made or brought against either Party with respect to the manufacture, use, sale, or importation of the Product, the Party receiving such claim shall promptly inform the other Party in writing, and the Parties shall consult with each other in order to develop a strategy for addressing the alleged infringement. Each Party shall reasonably cooperate with the other in any investigations undertaken to determine any potential infringement. As between the Parties, Licensee (and/or its Affiliates and Sublicensees) shall have the first and primary right, but not the obligation, at its own expense to defend, control the defense of, and/or settle any such claim against Licensee, its Affiliates, or Sublicensees, using counsel of its own choice.

6.5       Litigation Control. The Party pursuing or controlling any action or defense under Section 6.2, 6.3 or 6.4 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (a) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement or voluntary disposition thereof, (b) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in advance and in writing by the Secondary Party, (c) any settlement, consent judgment or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability of, or otherwise may adversely affect, any Licensor Patents or Licensor Trademarks or shall not be entered into, consented to, approved, or agreed upon without the other Party’s prior written approval, and (d) any settlement, consent judgment or other voluntary disposition of such actions that would reasonably be expected to materially adversely affect the Licensor Patents or Licensor Trademarks or ability of Licensee to manufacture, Develop or Commercialize Products shall not be entered into, consented to, approved, or agreed upon without Licensee’s prior written consent. With respect to clause (b) or (c) above in this Section 6.5, the Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within fifteen (15) Business Days of any request for such approval by the Controlling Party, provided that (X) in the event Secondary Party wishes to deny such approval, such notice shall include a written description summarizing the Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (Y) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) Business Day period. Any recovery or damages received by the Controlling Party with respect to the infringement of the rights to Licensor Patents or Licensor Trademarks granted under this Agreement, or in settlement of any matter subject to Section 6.2 or 6.3, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action or settlement, and the remainder shall be retained by the Controlling Party. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any proceeding governed by this Section 6.5. Notwithstanding anything contained in Sections 6.2, 6.3 or this 6.5 to the contrary, Licensee acknolwedges and agrees that compliance with the terms of the Suda Agreement are its sole responsibility, and Licensor shall have no obligations to Licensee or Suda under the terms of the Suda Agreement.

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6.6       Reimbursement. Each Party shall invoice the other Party for any reasonable, documented costs incurred that are to be borne by the other Party pursuant to this Section 6. Each Party shall pay the other Party such amounts within thirty (30) Calendar Days of its receipt of any such invoice, except to the extent such amounts are the subject of a good faith dispute, in which the amounts subject to such dispute shall be due within thirty (30) Calendar Days of the resolution of such dispute.

7.       Confidentiality.

7.1       Confidentiality Obligations. The Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.

7.2       Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

a.       made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

b.       otherwise required to be disclosed by Applicable Law or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;

c.       made by such Party, in connection with the performance of this Agreement to such Party’s Affiliates, licensees or sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations no less than substantially as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

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d.       made by such Party to existing or potential acquirers, existing or potential collaborators, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.

7.3       Publicity. Press releases or other similar public communication by either Party not required by Applicable Law or the requirements of any stock exchange to which a Party is subject and disclosing the existence or terms of this Agreement, will require the advance written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, communications required by Applicable Law or the requirements of any stock exchange to which a Party is subject, and disclosures of information for which consent has previously been obtained, will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof, provided that, with respect to any such communications required by Applicable Law or the requirements of any stock exchange to which a Party is subject, the Party required to make such disclosure shall, to the extent reasonable practicable and such disclosure does not include information for which consent has previously been obtained, provide the other Party a reasonable opportunity to review and comment on such communications.

8.       Non-Competition. Licensor shall (and shall ensure that its Affiliates do):

a.       not manufacture, use, develop, promote, sell, distribute, import, export, or otherwise Commercialize any Competing Product in the Territory;

b.       not acquire from any Third Party the right to manufacture, use, develop, promote, sell, distribute, import, export, or otherwise Commercialize any Competing Product in the Territory;

c.       not enter into any agreement pursuant to which any Third Party may manufacture, use, develop, promote, sell, distribute, or otherwise Commercialize any Competing Product in the Territory; and

d.       not otherwise enable any Third Party, directly or indirectly, to manufacture, develop, promote, sell, distribute, or otherwise Commercialize any Competing Product in the Territory.

Notwithstanding the foregoing, in the event that the Regulatory Approvals, Licensor Trademarks and Licensor Know-How are transferred to Licensor pursuant to Section 9.4, then the provisions of this Section 8 shall terminate as of the Return Date.

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9.       Term and Termination.

9.1       Term. This Agreement shall become effective on the Effective Date and shall continue until the earlier of (a) the expiration of the Royalty Term or (b) the effective date of termination pursuant to Section 9.2 or 9.3 (the period from the Effective Date until such expiration or termination, the “Term”).

9.2       Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if (a) such material breach is not cured within forty five (45) Calendar Days of a default in making any undisputed payment when due under Section 3, or ninety (90) Calendar Days following notice by the non-breaching Party to the breaching Party specifying the material breach (or, if such default is capable of being cured but cannot be cured within such 90-day period, the breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within one hundred eighty (180) Calendar Days after notice thereof was provided to the breaching Party by the non-breaching Party to remedy such default) and (b) the non-breaching Party provides notice confirming such termination within thirty (30) Calendar Days following the expiration of such forty-five (45), ninety (90) or one hundred eighty (180) Calendar Day period, as applicable, without cure of such material breach. The foregoing notwithstanding, if such material breach is cured or remedied or shown to be non-existent or not material within the aforesaid forty-five (45), ninety (90) or one hundred eighty (180) Calendar Day period, the non-breaching Party’s notice(s) hereunder shall be automatically withdrawn and of no effect.

9.3       Termination for Convenience by Licensee. This Agreement may be terminated by Licensee, in its sole discretion, upon (i) sixty (60) Calendar Days prior written notice and (ii) Licensee paying Licensor a termination fee in the amount of Fifty Thousand Dollars ($50,000).

9.4       Effects of Termination.

a.       In the event of the termination of this agreement pursuant to Section 9.2 or Section 9.3, all licenses granted to Licensee hereunder shall terminate, and, subject to the continued rights by any Sublicensee whose rights by Sublicense survive termination of this Agreement in accordance with Section 9.4.c., (i) Licensee shall transfer title to all Regulatory Approvals, Licensor Trademarks and Licensor Know-How owned by Licensee, its Affiliates, or any Sublicensee in the Territory to Licensor, free and clear of all liens, claims, and encumbrances, and (ii) Licensee shall grant Licensor a perpetual, nonexclusive, royalty-free license to all Licensee Know-How to make, use, or sell the Products in the Territory following such termination. Licensee shall, within ten (10) Business Days of the termination of this Agreement pursuant to Section 9.2 or Section 9.3, file such documents with the FDA as is reasonably required to effect the transfer of such Regulatory Approvals to Licensor. The filing date of such documentation shall be referred to herein as the “Return Date”.

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b.       Notwithstanding anything to the contrary, in the event of termination of this Agreement pursuant to Section 9.2 or Section 9.3, Licensee and its Affiliates shall (i) request within twenty (20) Calendar Days of the effective date of such termination (“Termination Date”) that all wholesalers remove from all distribution channels in the Territory all Product labeled with Licensee’s national drug code (for Product within the U.S.) and (ii) use its best efforts to assist wholesalers to have such Product removed, provided that the foregoing shall not apply with respect to any Sublicensee or its Commercialization of Products to the extent such Sublicensee’s rights by Sublicense survive termination of this Agreement in accordance with Section 9.4.c. During the one hundred twenty (120) Calendar Days following the Termination Date, Licensee shall have the privilege, subject to the payment of royalties as required under Section 3.2, of (i) completing the manufacture of any Products in the process of manufacture as of the Termination Date, (ii) selling such Products and all finished Products in their possession or under their control as of the Termination Date for a period of one hundred twenty (120) Calendar Days following the Termination Date upon commercially reasonable conditions, and (iii) completing performance of all contracts entered into with Affiliates and Third Parties prior to the Termination Date (1) for the marketing, sale, or manufacture of Products or (2) requiring the use of Products for a period of one hundred twenty (120) Calendar Days following the Termination Date, provided that the foregoing shall not apply with respect to, nor be construed to limit, any Sublicensee’s Commercialization of Products to the extent such Sublicensee’s rights by Sublicense survive termination of this Agreement in accordance with Section 9.4.c. Licensee shall remain responsible for all payments, cost reimbursements, discounts, rebates, refunds, chargeback claims and related fees with respect to any Products labeled with Licensee’s national drug codes and, in no event shall Licensor be liable in any manner for any audit, dispute, underpayment, act, error or omission with regard to such payments, cost reimbursements, discounts, rebates, refunds, chargeback claims or related fees.

c.       Notwithstanding any provision herein to the contrary, in the event (i) this Agreement is terminated, (ii) a Sublicense is in effect at the time of termination and (iii) such Sublicense which complies with Section 2.3 and the royalty terms of such Sublicense are not less favorable to Licensor than the royalty terms in this Agreement (“Qualified Sublicense”), such Qualified Sublicense will, to the extent provided for therein, survive such termination and be automatically assigned to Licensor upon such termination in order to provide for the applicable Sublicensee’s continued enjoyment of its rights under such Qualified Sublicense.

9.5       Remedies. Any rights or remedies set forth in this Section 9 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties.

9.6       Survival. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any termination or expiration of this Agreement shall not relieve either Party of any obligation that has accrued prior to the effective date of such termination or expiration (including, without limitation payment obligations that have accrued prior to termination), which obligations shall remain in full force and effect. The following provisions shall survive any expiration or termination of this Agreement: Sections 3.1, 3.6, 3.13, 4.1, 4.3, 7, 8 (except as otherwise provided therein), 9.4, 9.5, 9.6, 11, 12, and 14 together with any Sections referenced in such surviving provisions or necessary to give them effect.

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10.       Representations and Warranties.

10.1       Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows:

a.       Licensor is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

b.       Licensor has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligation of Licensor, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

c.       The execution, delivery and performance by Licensor of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which Licensor or any Affiliate thereof is a party.

d.       There is no action, suit, litigation, claim, administrative action or proceeding by a Governmental Authority or other person or investigation by a Governmental Authority (“Proceedings”) pending or, to Licensor’s and its Affiliates’ knowledge, currently threatened in writing against or affecting Licensor or any Affiliate thereof that questions the validity of this Agreement or the right of Licensor to enter into this Agreement or consummate the transactions contemplated hereby and, to Licensor’s and its Affiliates’ knowledge, there is no basis for the foregoing.

e.       No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any Third Party, on the part of Licensor or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement except with respect to those applications, registrations, declarations or other documents submitted to such Governmental Authority pursuant to Section 4.

f.       Licensor has disclosed in writing to Licensee all Patents owned or Controlled by Licensor or its Affiliates as of the Effective Date that Cover any Products in the Field, or which relate to Developing, manufacturing or Commercializing Products.

g.       To the knowledge of Licensor and its Affiliates, no research or Development of the Licensor Technology, manufacture of Products, or research leading to the inventions Covered by the Licensor Patents was supported in whole or part by funding or grants by any governmental agency or philanthropic or charitable organization.

h.       To the knowledge of Licensor and its Affiliates, Licensor Technology, Licensor Trademarks and Regulatory Approvals are wholly-owned by Licensor, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements or any other obligation.

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i.       To the knowledge of Licensor and its Affiliates, no Third Party or Affiliate of Licensor has any rights or ownership interest in any Licensor Technology, Regulatory Approvals or Licensor Trademarks, and neither Licensor nor any Affiliate thereof obtained rights to any of the Licensor Technology, Regulatory Approvals or Licensor Trademarks by license or any similar contract or agreement with any Third Party or Affiliate of Licensor.

j.       Neither Licensor nor any Affiliate thereof is aware of any Third Party intellectual property rights (including any Patent(s)) that were (prior to the Effective Date) or would be (following the Effective Date) infringed, misappropriated, or otherwise violated by the use, manufacture, sale, import, export, Development, or Commercialization of any Products.

k.       To the knowledge of Licensor and its Affiliates, Licensor and its Affiliates have taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to Products and Licensor Technology.

l.       Neither Licensor nor any Affiliate thereof is aware of any Third Party activities which would constitute misappropriation or infringement of any Licensor Technology or Licensor Trademarks.

m.       To the knowledge of Licensor and its Affiliates, all information provided to Licensee, its Affiliates, and their employees, officers, directors, agents, and other representatives by or on behalf of Licensor or any Affiliate thereof with respect to Products, Regulatory Approvals and the Licensor Technology has been accurate, and there is no material information known to, or in the possession or control of, Licensor or any Affiliate thereof related to any Product, Regulatory Approval or the Licensor Technology that has not been provided to Licensee prior to the Effective Date.

n.       To the knowledge of Licensor and its Affiliates, all Development of Product was performed in accordance with GLP, GCP, and all Applicable Laws, all human clinical studies of Products were performed in accordance with the protocols established therefor, and all Product or placebo administered to patients or subjects in any such studies was manufactured, handled, shipped, and stored in accordance with GMP, Applicable Laws, and the specifications.

o.       Licensor has not received any written notice or, to Licensor’s knowledge, other notice that any Governmental Authority has initiated, or threatened to initiate, any action to recall, suspend or otherwise restrict the manufacture, sale, or distribution of any of the Products. There are no pending or, to the knowledge of Licensor, threatened proceedings or requests for information, voluntary or involuntary market withdrawals, field corrective actions (including recalls), safety alerts, or other regulatory enforcement actions related to any of the Products.

p.       Licensor has compiled and maintained all Regulatory Approvals in compliance with Applicable Laws. All Regulatory Approvals are in full force and effect. There are no Proceedings pending or, to the knowledge of Licensor, threatened seeking the revocation or suspension of any Regulatory Approval. All maintenance and other fees related to Regulatory Approvals have been paid, or are not chargeable against Licensor as of the Effective Date. Licensor has not received: (i) any FDA Form 483’s concerning the Products or (ii) warning letters from the FDA concerning the Products (excluding a warning letter from the OPDP related solely to marketing materials for the Product, which Licensor warrants has been resolved). There are no Proceedings by the FDA or any other Governmental Authority pending or, to the knowledge of Licensor, threatened against Licensor relating to safety or efficacy of the Products. There are no outstanding consent decrees with respect to any of the Products.

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10.2       Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows as of the Effective Date:

a.       Licensee is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

b.       Licensee has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of Licensee, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

c.       The execution, delivery and performance by Licensee of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Licensee, its business or its assets.

d.       No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Licensee is required in connection with the execution, delivery and performance of this Agreement.

e.       There is no action, suit, proceeding or investigation pending or, to Licensee’s knowledge, currently threatened against or affecting Licensee or that questions the validity of this Agreement, or the right of Licensee to enter into this Agreement or consummate the transactions contemplated hereby and, to Licensee’s knowledge, there is no reasonable basis for the foregoing.

10.3       Warranties excluded. Except as otherwise expressly set forth in this Agreement, the Licensor makes no representations or warranties of any kind, express or implied, concerning the Product, Licensor Technology and Licensor Trademarks, and other materials licensed hereunder, including, without limitation, warranties of merchantability, fitness for a particular purpose, and the absence of latent or other defects, whether or not discoverable.

10.4       Compliance with Applicable Laws. The Parties represent and warrant to each other that they will comply with, and will ensure that their Affiliates (and in the case of Licensee, its Sublicensees) will comply with, all Applicable Laws, including without limitation those local, state, federal and international laws, regulations, and treaties, related to the Development, manufacture, sale, importation, and exportation of the Product during the Term of this Agreement. Licensee will require its Affiliates exercising rights hereunder and any Sublicensee to comply with all such Applicable Laws, and Licensee bears full responsibility for any acts in violation of Applicable Law by its Affiliates or Sublicensees.

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11.       Indemnities; Limits on Liability.

11.1       Indemnification by Licensor. Subject to Sections 11.3, Licensor hereby agrees to defend, indemnify and hold harmless Licensee, its Affiliates, Sublicensees, any contractors of any of the foregoing, and each of their directors, officers, employees, agents, and other representatives (each a “Licensee Indemnitee”) from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of a Licensor Indemnitee’s (i) negligence or willful misconduct, (ii) breach of this Agreement, (iii) failure to comply with any Applicable Law, (iv) all payments, cost reimbursements, discounts, rebates, refunds, chargeback claims and related fees with respect to any Products labeled with Licensor’s national drug codes (excluding Transition Quantities, Delivered Inventory and any Product purchased under Rechon Purchase Orders, if any), provided, however, that Licensor shall not be liable pursuant to this Section 11.1(iv) if any Product is labeled with Licensor’s national drug code in violation of Section 4.4.c., or (v) manufacture, use, Development, Commercialization, import, or export of any Product(s) prior to the Effective Date (excluding Product manufactured by Rechon pursuant to the Purchase Orders, Transition Quantities and Delivered Inventory), except to the extent such Losses result from the negligence or willful misconduct, breach of this Agreement, or failure to comply with Applicable Laws on the part of, in each case, any Licensee Indemnitee.

11.2       Indemnification by Licensee. Subject to Section 11.3, Licensee hereby agrees to indemnify, defend and hold Licensor, its Affiliates, and Licensor’s and its Affiliates’ officers, directors, employees, contractors, agents, and other representatives (collectively, “Licensor Indemnitees”) harmless from and against any Losses resulting from Claims brought against any Licensor Indemnitee(s) resulting from Licensee Indemnitee’s or Sublicensees’ (i) negligence or willful misconduct, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws, (iv) breach of the Suda Agreement caused by Licensee’s action or inaction, (v) all payments, cost reimbursements, discounts, rebates, refunds, chargeback claims and related fees with respect to any Products labeled with Licensee’s national drug codes (including Delivered Inventory, Transition Quantities, and any Product purchased under Rechon Purchase Orders, if any), (vi) all payments, cost reimbursements, discounts, rebates, refunds, chargeback claims and related fees with respect to Delivered Inventory, Transition Quantities, and any Product purchased under Rechon Purchase Orders, or (vii) manufacture, use, Development, Commercialization, import, or export of any Product(s) after the Effective Date (including Product manufactured by Rechon pursuant to the Rechon Purchase Orders, Transition Quantities and Delivered Inventory), except to the extent such Losses result from the negligence or willful misconduct, breach of this Agreement, or failure to comply with Applicable Laws on the part of, in each case, any Licensor Indemnitee.

11.3       Indemnification Procedures. Each Party’s agreement to indemnify, defend, and hold harmless under Section 11.1 or 11.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) Calendar Days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any portion of the Licensor Technology in any material respect, or Licensee’s ability to exploit Licensor Technology in any material respect, without the other Party’s prior written consent.

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11.4       Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 11.1 AND 11.2 ABOVE OR EITHER PARTY’S LIABILITY FOR A BREACH OF SECTION 7.

11.5       Insurance. Each Party shall carry and maintain insurance of the types and in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities. Such insurance will insure against all liability, including but not limited to, bodily injury or property damage arising out of the manufacture, sale, distribution, marketing, Development or Commercialization of Products. Such insurance shall include (i) commercial general liability insurance and (ii) product liability insurance in the amount of Ten Million Dollars ($10,000,000). Such coverage shall be maintained by each Party for not less than three (3) Calendar Years following expiration or termination of this Agreement or if such coverage is of the “claims made” type, for five (5) Calendar Years following expiration or termination of this Agreement. Upon written request from a Party, the other Party shall promptly provide written evidence (e.g., certificates) of such insurance that is reasonably satisfactory to the requesting Party.

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12.       Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the Chief Executive Officer of Licensor and the Chief Executive Officer of Licensee or their designees (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) Calendar Days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on fifteen (15) Business Days’ notice to the other Party following the expiration of the thirty (30) Calendar Day period referenced above (the “Initiation Notice”), under the Rules of the American Arbitration Association then pertaining except where those rules conflict with this provision, in which case this provision controls, applying the laws of Kentucky, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration shall be Jefferson County, Kentucky. Licensor and Licensee shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within fifteen (15) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such fifteen (15) Business Day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by ICC to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction without the requirement of arbitration.

13.       Suda Agreement. Subject to Suda’s approval, Licensee agrees that it shall assume all obligations and liabilities of Licensor under the Suda Agreement from and after the Effective Date, with a full release of Licensor within three (3) Business Days of the Effective Date pursuant to the terms of an assignment and assumption agreement to be executed by the Parties, in a form mutually agreed to by the Parties, in their reasonable discretion (“Suda Assignment”). Effective as of the date of the Suda Assignment, Licensee shall have the right to receive all compensation owed to Licensor under the Suda Agreement (the “Suda Payments”). Licensee agrees to pay Licensor Seventy Five Thousand Dollars ($75,000) out of the first One Hundred Thousand Dollars ($100,000) in Suda Payments that Licensee receives from Suda. Licensee acknowledges and agrees that in the event of any conflict between Licensee’s obligations under this Agreement and Licensee’s obligations under the Suda Agreement, Licensee’s obligations under the Suda Agreement shall govern.

14.       Miscellaneous.

14.1       Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God or any acts, omissions or delays in acting by any governmental authority or the other Party, provided that, notwithstanding the foregoing, the payment of amounts due under this Agreement may not be delayed due to a force majeure affecting the Party required to make such payment.

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14.2       Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld, provided that, notwithstanding the foregoing, each Party shall be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement: (a) in connection with the transfer or sale of all or substantially all of such Party’s assets or business (or that portion thereof related to the subject matter of this Agreement) or (b) in the event of such Party’s merger, consolidation, reorganization, change of control or similar transaction. Any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 14.2 shall be void.

14.3       Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.

14.4       Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Licensee: Aytu BioScience, Inc. Attn: Chief Executive Officer 373 Inverness Parkway, Suite 206 Englewood, CO 80112	To Licensor: Magna Pharmaceuticals, Inc. Attn: Chief Executive Officer 10801 Electron Drive Louisville, KY 40299

All such notices, consents or reports shall be effective upon receipt.

14.5       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than the State of Delaware.

14.6       Entire Agreement. This Agreement (including the Suda Assignment, the Schedules or exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.

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14.7       Interpretation. The captions to the several Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation”, “including but not limited to”, or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

14.8       Independent Contractors. It is expressly agreed that Licensee and Licensor shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Licensee nor Licensor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

14.9       Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

14.10       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.11       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

14.12       No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.13       Further Assurances. Each of the Parties hereto agrees, upon the request of the other Party hereto, from time to time to execute and deliver to such other Party all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested Party hereunder and to consummate the transactions provided for herein.

[Signature page to follow.]

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In Witness Whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

AYTU BIOSCIENCE, INC.	MAGNA PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT]

SCHEDULE 1.32

Licensor Trademarks

Mark	Serial #	Filing Date	USPTO Owner of Record
BETTER SLEEP. BETTER LIFE	86/915,013	2/22/16	MAGNA PHARMACEUTICALS, INC.
SLEEP REINVENTED. LIFE RETURNED.	86/895,571	2/3/16	MAGNA PHARMACEUTICALS, INC.

SCHEDULE 2.2

Licensor Approvals

New Drug Application No. 22-196 granted to NovaDel by the FDA on December 19, 2008 for zolpidem tartrate oral spray.

SCHEDULE 4.2

Delivered Inventory:

10,000 Zolpimist 30 dose units

Rechon Product Supply:

76,440 Aptar pumps

56,050 CR containers

Louisville Product Supply:

16,100 CR containers